As filed with the Securities and Exchange Commission on December 7, 2010

Registration No. 333-170603

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

AMENDMENT NO. 4

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Youku.com Inc.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	7389	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5/F, SinoSteel Plaza

8 Haidian Street

Haidian District

Beijing 100080

The People’s Republic of China

(86-10) 5885-1881

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor

New York, New York 10017

(212) 750-6474

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong (852) 3740-4700	Leiming Chen, Esq. Simpson Thacher & Bartlett LLP ICBC Tower, 35/F 3 Garden Road, Central Hong Kong (852) 2514-7600

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(2)(3)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(2)(3)	Amount of registration fee(4)
Class A Ordinary Shares, par value US$0.00001 per share(1)	318,106,800	$0.61	$194,398,600	$13,861

(1)	American depositary shares issuable upon deposit of the Class A ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-170709). Each American depositary share represents 18 Class A ordinary shares.
(2)	Includes Class A ordinary shares that are issuable upon the exercise of the underwriters’ option to purchase additional shares. Also includes Class A ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These Class A ordinary shares are not being registered for the purpose of sales outside the United States.
(3)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933.
(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

Explanatory Note

The sole purpose of this amendment is to amend the exhibit index and to file Exhibits 5.1, 8.1 and 8.2 to the registration statement. No other changes have been made to the registration statement. Accordingly, this amendment consists only of the facing page, this explanatory note and Part II of the registration statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. Our articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own willful neglect or default.

Pursuant to the indemnification agreements the form of which is filed as Exhibit 10.3 to this Registration Statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The underwriting agreement, the form of which is filed as Exhibit 1.1 to this Registration Statement, will also provide for indemnification by the underwriters of us and our officers and directors for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.	RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities (including options to acquire our ordinary shares) that were outstanding as of November 19, 2010.

Purchaser	Date of Issuance	Number of Securities	Consideration (US$)
Series C Preferred Share Investors(1)	November 20, 2007	308,770,154 Series C Preferred Shares	US$25,050,000

Venture Lending & Leasing IV, Inc. and Venture Lending & Leasing V, Inc.	Various dates(4)	Warrants to purchase 8,523,082 Series C Preferred Shares(4)	Loan commitment of US$9,756,098.

Series D Preferred Share Investors(2)	June 20, 2008	209,737,212 Series D Preferred Shares	US$30,000,000

Series E Preferred Share Investors(3)	November 25, 2009	209,849,890 Series E Preferred Shares	US$40,050,000

Series F Preferred Shares Investors(5)	September 9, 2010	100,465,709 Series F Preferred Shares	US$50,000,000

Directors, Officers, Consultants, Advisors and Employees	Various dates(6)	Options to purchase 139,520,233 ordinary shares(6)	Services to our company

(1)	Include Chengwei Funds, Farallon Funds, certain Sutter Hill Funds and Brookside.
(2)	Include Chengwei Funds, Farallon Funds, Maverick Funds, certain Sutter Hill Funds, VLLIV, VLLV and Brookside.

(3)	Include Chengwei Funds, certain Maverick Funds, certain Sutter Hill Funds and Brookside.
(4)	On April 23, 2008, we issued 4,314,154 warrants. On May 1, 2008, we issued 1,941,368 warrants and the principal amount drawn down was US$4,500,000. On June 2, 2008, we issued 603,980 warrants and the principal amount drawn down was US$1,400,000. On September 2, 2008, we issued 1,121,680 warrants and the principal amount drawn down was US$2,600,000. On January 1, 2009, we issued 336,504 warrants and the principal amount drawn down was US$780,000. On January 30, 2009, we issued 205,396 warrants and the principal amount drawn down was US$476,098.
(5)	Include Chengwei Funds, Farallon Funds, Brookside, Maverick USA II, Corp. and certain discretionary accounts managed by Morgan Stanley Investment Management and T. Rowe Price Associates, Inc. and their affiliates.
(6)	On December 1, 2005, we issued 9,965,000 options. On February 1, 2006, we issued 5,070,000 options. On April 1, 2006, we issued 1,536,000 options. On June 1, 2006, we issued 1,075,000 options. On August 1, 2006, we issued 4,247,500 options. On October 1, 2006, we issued 985,000 options. On February 1, 2007, we issued 21,702,500 options. On July 1, 2007, we issued 16,425,000 options. On December 6, 2007, we issued 500,000 options. On January 21, 2008, we issued 1,000,000 options. On March 1, 2008, we issued 19,722,000 options. On August 1, 2008, we issued 2,360,000 options. On September 22, 2008, we issued 1,500,000 options. On February 1, 2009, we issued 11,530,000 options. On February 21, 2009, we issued 200,000 options. On August 1, 2009, we issued 12,243,000 options. On February 1, 2010, we issued 20,679,600 options. On August 1, 2010, we issued 20,079,000 options. On November 10, we issued 11,487,000 options. As of September 30, 2010 and November 19, 2010, 22,067,699 and 22,786,367, respectively, options had been forfeited, cancelled or exercised but not issued respectively on these dates.

We believe that each of the above issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act, Section 4(2) of the Securities Act or Rule 701 under the Securities Act regarding transactions not involving a public offering. The grants of stock options on various dates were made to some of our directors, officers and employees pursuant to our 2006 Stock Option Scheme adopted in 2005. See “Management—2006 Stock Option Scheme” for a description of the principal terms of the plan. The aggregate amount of ordinary shares underlying the stock options granted during any consecutive 12-month period has not exceeded 15% of our outstanding ordinary shares (including ordinary shares into which the preferred shares will automatically convert immediately upon the completion of this offering) as of December 31, 2009. No underwriters were involved in any of these issuances.

ITEM 8.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

See Exhibit Index beginning on page II-5 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9.	UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on December 7, 2010.

Youku.com Inc.

By:	/s/ Victor Wing Cheung Koo
Name:	Victor Wing Cheung Koo
Title:	Chairman of the Board of Directors and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on December 7, 2010.

Signature	Title

/s/ Victor Wing Cheung Koo Name: Victor Wing Cheung Koo	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)

/s/ Dele Liu Name: Dele Liu	Director, Chief Financial Officer and Senior Vice President (principal financial and accounting officer)

* Name: George Leonard Baker Jr.	Director

* Name: Jonathan Jia Zhu	Director

* Name: Ye Sha	Director

* Name: Nicholas Frederick Lawler	Director

* Name: Bryan Zongwei Li	Director

* Name: Kate Ledyard, on behalf of Law Debenture Corporate Services Inc. Title: Manager	Authorized U.S. Representative

*By:	/s/ Dele Liu
Name: Dele Liu Attorney-in-fact

YOUKU.COM INC.

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1†	Form of Underwriting Agreement

3.1†	Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect

3.2†	Form of Amended and Restated Memorandum and Articles of Association of the Registrant (effective upon the completion of this offering)

4.1†	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2†	Registrant’s Specimen Certificate for Ordinary Shares

4.3†	Form of Deposit Agreement, among the Registrant, the depositary and holder of the American Depositary Receipts

4.4†	Amended and Restated Shareholders’ Agreement, among the Registrant and other parties therein dated as of September 9, 2010

4.5†	Share Purchase Agreement, among the Registrant and other parties therein dated as of November 25, 2009

4.6†	Share Purchase Agreement, among the Registrant and other parties therein dated as of September 9, 2010

5.1	Opinion of Appleby regarding the validity of the ordinary shares being registered and certain Cayman Islands tax matters

8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain U.S. tax matters

8.2	Opinion of TransAsia Lawyers regarding certain PRC tax matters

10.1†	2006 Stock Option Scheme, as amended

10.2†	2010 Share Incentive Plan

10.3†	Form of Indemnification Agreement between the Registrant and its directors and officers

10.4†	Form of Employment Agreement between the Registrant and the officers of the Registrant

10.5†	Amended and Restated Business Operations Agreement, dated as of August 16, 2010, among 1Verge Internet, 1Verge Information and the shareholders of 1Verge Information

10.6†	Amended and Restated Business Operations Agreement, dated as of August 16, 2010, among 1Verge Internet, Jiaheyi and the shareholders of Jiaheyi

10.7†	Amended and Restated Equity Interest Pledge Agreement, dated as of August 16, 2010, among 1Verge Internet and the shareholders of 1Verge Information

10.8†	Amended and Restated Equity Interest Pledge Agreement, dated as of September 27, 2010, among 1Verge Internet and the shareholders of Jiaheyi

10.9†	Power of Attorney, dated as of August 16, 2010, by the shareholders of 1Verge Information

10.10†	Power of Attorney, dated as of August 16, 2010, by the shareholders of Jiaheyi

10.11†	Amended and Restated Exclusive Technical and Consulting Services Agreement, dated as of August 16, 2010, between 1Verge Internet and 1Verge Information

10.12†	Amended and Restated Exclusive Technical and Consulting Services Agreement, dated as of August 16, 2010, between 1Verge Internet and Jiaheyi

10.13†	Amended and Restated Trademark License Agreement, dated as of August 16, 2010, between 1Verge Internet and 1Verge Information

Exhibit Number	Description of Document

10.14†	Amended and Restated Domain Name License Agreement, dated as of August 16, 2010, between 1Verge Internet and 1Verge Information

10.15†	Amended and Restated Equity Option Agreement, dated as of August 16, 2010, among 1Verge Internet and the shareholders of 1Verge Information

10.16†	Amended and Restated Equity Option Agreement, dated as of August 16, 2010, among 1Verge Internet and the shareholders of Jiaheyi

10.17†	Amended and Restated Loan Agreement, dated as of August 16, 2010, among 1Verge Internet and the shareholders of 1Verge Information

10.18†	Amended and Restated Loan Agreement, dated as of August 16, 2010, among 1Verge Internet and the shareholders of Jiaheyi

10.19†	Supplementary Agreement, dated as of August 16, 2010, between 1Verge Internet and 1Verge Information

10.20†	Supplementary Agreement, dated as of August 16, 2010, between 1Verge Internet and Jiaheyi

10.21†	Assignment Agreement I, dated as of August 16, 2010, among 1Verge Internet, 1Verge Information, Jiaheyi, Qin Qiong and Liu Dele

10.22†	Assignment Agreement II, dated as of August 16, 2010, among 1Verge Internet, 1Verge Information, Jiaheyi, Qin Qiong and Liu Dele

21.1†	Subsidiaries of the Registrant

23.1†	Consent of Ernst & Young Hua Ming, an independent registered public accounting firm

23.2†	Consent of Appleby (included in Exhibit 5.1)

23.3†	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1)

23.4†	Consent of TransAsia Lawyers

23.5†	Consent of American Appraisal China Limited

24.1†	Powers of Attorney (included on signature page)

99.1†	Code of Business Conduct and Ethics of the Registrant

99.2†	Opinion of TransAsia Lawyers, counsel to Youku.com Inc., regarding certain PRC legal matters

†	Previously filed.